Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts
Kathleen Skarvan
Chief Executive Officer
kskarvan@electromed.com

952-758-9299

Electromed, Inc. Names Lee Jones to its Board of Directors

New Prague, Minnesota – September 2, 2014 -- Electromed, Inc. (NYSE MKT: ELMD), announced today that its Board of Directors has elected Lee Jones to the Board. Ms. Jones has served as the President and Chief Executive Officer of Rebiotix Inc. since 2011 and as a director of Uroplasty, Inc. since 2006.

Commenting on the announcement, Kathleen Skarvan, Chief Executive Officer of Electromed said, “I am very pleased that the Board has added Lee Jones as a member. She has distinguished herself working with smaller companies in the health care field and brings a wealth of relevant expertise in the health care field to our Board. I look forward to her advice and counsel as a Board member.”

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. Further information about the Company can be found at www.electromed.com, or call 800-462-1045.